EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2009, by and among Walgreen Eastern Co., Inc. a New York corporation (“Buyer”), D.A.W., Inc., d/b/a Eaton Apothecary, a Massachusetts corporation (“Seller”) and solely respect to those sections identified in Section 12.13 herein, Nyer Medical Group, Inc., a Florida corporation (“Nyer”).

WHEREAS, Seller, among other things, owns and operates a chain of retail pharmacies;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, certain of (i) the assets of Seller used in the operation of the eight pharmacy locations identified as “Operate Location Pharmacies” on Exhibit A hereto (the “Operate Location Pharmacies”); and (ii) the assets related to the four pharmacy locations identified as “Non-Operate Location Pharmacies” on Exhibit B hereto (the “Non-Operate Location Pharmacies” and together with the Operate Location Pharmacies, the “Pharmacies”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.           Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Assignment and Assumption of Real Estate Lease” means the Assignment and Assumption of Real Estate Lease associated with each of the Operate Location Pharmacies as set forth on Exhibit C hereof, to be delivered by Buyer and Seller at Closing, and each in the form of Exhibit J-1 through J-8.

“Assumed Contracts” means the Seller’s leasehold interest under the real estate leases, modifications, amendments and supplements thereto, associated with the Operate Location Pharmacies as set forth on Exhibit C.

“Bill of Sale” means the Bill of Sale, to be delivered by Seller at Closing, in the form of Exhibit D.

“Business” means the business of owning and operating all of the Purchased Assets.

“Buyer Group Members” means Buyer and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

“Calculation Date” means the date that is two business days prior to the Closing Date.

“Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer and “Closing Date” means the time and date upon which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means, with respect to any Person, information regarding such Person that is not previously disclosed to the public or to the trade and includes information regarding, facilities, strategies, methods, trade secrets and other intellectual property, software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects, or opportunities.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, assignment, collateral assignment, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other like restrictions.

“Environmental, Health and Safety Requirements” means all Requirements of Law concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any Hazardous Substances, noise, or radiation, each as amended and as now in effect, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Occupational Safety and Health Act of 1970, as amended; the Federal Water Pollution Control Act, as amended; the Federal Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Federal Clean Air Act, as amended, and the Superfund Amendments and Reauthorization Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Business” means Seller’s business other than the Business.

“Excluded Inventory” means (i) the Operate Excluded Inventory and the Non-Operate Excluded Inventory, as applicable, and (ii) any amount of Inventory that would result in the Purchase Price exceeding $18,836,106.00.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“FBCA” means the Florida Business Corporation Act, as amended.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P. L. 104-191, and its implementing rules and regulations.

“Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.

“Intellectual Property” means the trade names “Eaton Apothecary”, “Strand Pharmacy” and any logos or designs of like nature whether registered or reregistered, and registrations and pending applications to register the foregoing.

“knowledge” means, in the case of Seller, the actual knowledge of Seller’s officers and directors and, in the case of Nyer, the actual knowledge of Nyer’s officers and directors.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, including any amount payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a contract or otherwise).

“Non-Operate Excluded Inventory” means, with respect to the Non-Operate Location Pharmacies: (i) all inventory that is not salable in the ordinary course of business; (ii) sample inventory; (iii) inventory out of date within ninety (90) days after the Closing Date, as shown by manufacturer’s labeled expiration date; (iv) prescription items over three years old; (v) vials, bottles and similar products; (vi) diagnostic testing products (including machines, test strips and similar products) that are for use by customers of such Non-Operate Location Pharmacy; (vii) inventory that has been damaged or broken, is shopworn or faded (including faded labels), or that has visible deterioration; (viii) inventory that is not in its original packaging; (ix) any compounding inventory that (a) is without a National Drug Code (“NDC”) number, (b) is with a Professional Compounding Centers of America (“PCCA”) identification number or (c) is reasonably determined by Buyer to constitute hazardous materials; (x) obsolete inventory not currently being supplied by distributors to retail stores; (xi) any items subject to a mandatory or voluntary recall; and (xii) any other items that the parties agree to exclude.

“Operate Excluded Inventory” means, with respect to the Operate Location Pharmacies: (i) all inventory that is not salable in the ordinary course of business; (ii) sample inventory; (iii) inventory out of date within ninety (90) days after the Closing Date, as shown by manufacturer’s labeled expiration date; (iv) prescription items over three years old; (v) vials, bottles and similar products; (vi) diagnostic testing products (including machines, test strips and similar products) that are for use by customers of such Operate Location Pharmacy; (vii) inventory that has been damaged or broken, is shopworn or faded (including faded labels), or that has visible deterioration; (viii) inventory that is not in its original packaging; (ix) any compounding inventory that (a) is without an NDC number, (b) is with a PCCA identification number or (c) is reasonably determined by Buyer to constitute hazardous materials; (x) obsolete inventory not currently being supplied by distributors to retail stores; (xi) any items subject to a mandatory or voluntary recall; and (xii) any other items that the parties agree to exclude.

“Parata Equipment Amount” means $1,086,106.00.

“Permitted Encumbrances” means (a) Encumbrances for taxes or assessments or other governmental charges which are not yet due and payable and (b) materialmen’s, merchants’, carriers’, worker’s, repairer’s, or other similar Encumbrances arising in the ordinary course of business which are not yet due or payable and (c) the right, title and interest the landlords have under the Assumed Contracts in accordance with their terms.  Notwithstanding the foregoing, the term “Permitted Encumbrances” shall not include Encumbrances on the Purchased Assets held by each of McKesson Corporation, Americorp Finanical, LLC, and McKesson Automation Systems, Inc.

“Person” means any individual, corporation, partnership, joint venture, trust, Governmental Body or other organization or entity.

“Power of Attorney” means the Power of Attorney, to be delivered by Buyer and Seller at Closing, in the form of Exhibit E.

“Premises” means the premises upon which any of the Operate Location Pharmacies conducts its business.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Security Deposits” means all security deposits paid by Seller to any Person prior to the Closing related to the Assumed Contracts and listed on Exhibit K.

“Seller/Nyer Group Members” means Seller, Nyer and each of their Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

“Shared Expenses” means an amount equal to the aggregate of all expenses associated with the Independent Valuator.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Targeted Inventory Amount” means $5,750,000.00.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local, or foreign net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, prescription tax or fee, withholding, social security, unemployment, disability, real property, personal property, production, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property, custom duties governmental fee or other like assessment or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Payor Agreements” means, with respect to the Business, the contracts and agreements between Seller and any Government Body, insurance company, managed care company or other third party payor.

1.2.          Additional Definitions.  The following terms are defined in the Sections set forth across from such term in the following table:

Agreement	Preamble
Alternate Transaction	8.17
Assumed Liabilities	2.3
Break-Up Fee	8.17
Business Employee	5.11(a)
Buyer	Preamble
Buyer Applications	8.9(a)
Chosen Courts	12.12
Claim Notice	9.4(a)
Closing Date Payment	3.2(a)(i)
Continuing Employees	8.1(i)
Customer	8.2(b)
Data Converter	8.3(a)
Employee Data Schedule	5.11(a)
Employee Plans	5.11(b)
End Date	11.1(e)
Excluded Assets	2.2
Excluded Contracts	2.2(b)
Excluded Liabilities	2.4
Expense Reimbursement	8.17
Financial Statements	6.8

IOU Prescriptions	8.4
Incentive Plan	8.1(f)
Indemnified Person	9.4(a)
Indemnitor	9.4(a)
Independent Valuator	3.3
Inventory	2.1(c)
Inventory Amount	3.3
Inventory Audit	3.3
Landlord Estoppel Certificates	8.14
Negative Inventory Adjustment Amount	3.1
Non-Operate Location Pharmacies	Preamble
Nyer	Preamble
Nyer Fundamental Representations	9.2(a)
Nyer Parties	8.2(a)
Nyer Shareholder Approval	6.4
Operate Location Pharmacies	Preamble
Operations Data	5.5
Other Financial Data	6.8
Parata Equipment	5.9
Payment Programs	5.14(c)(i)
Permits	5.14(a)
Personal Property	2.1(a)
Pharmacies	Preamble
PHI	8.3(c)
Power of Attorney	8.9(c)
Prepaid Rent Amount	3.4
Prorated Charges	12.7
Purchase Price	3.1
Purchased Assets	2.1
Record Data	8.3(a)
Records	2.1(b)
Seller	Preamble
Seller Fundamental Representations	9.1(a)
Tenant Estoppel Certificates	8.14
Third Party Distributor	8.3(d)
Third Person Claim	9.4(a)
Transferable Permits	8.9(a)
Transferred Employees	8.1(b)
Transfer Taxes	8.6
Transition Services	8.12(c)
Transition Services Period	8.12(c)
WARN Act	2.4(c)

1.3.          Interpretation.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any agreement referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.  As used herein, the word “including” means “including without limitation.”

ARTICLE II

PURCHASE AND SALE

2.1.          Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of Seller in, to and under substantially all of the assets and properties of Seller (other than the Excluded Assets), used in the ownership or operation of the Pharmacies, as the same shall exist on the Closing Date, including the following (collectively, the “Purchased Assets”):

(a)    Any and all Seller owned personal property located at the Operate Location Pharmacies, including all furniture, fixtures, equipment, leasehold improvements and signage (collectively, the “Personal Property”);

(b)    Any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Closing Date, in each case related to the Pharmacies (collectively, the “Records”);

(c)     Except for the Excluded Inventory, all inventory located at the Pharmacies (the “Inventory”);

(d)     All improvements, fixtures, and fittings thereon, and other appurtenants located at any Operate Location Pharmacies (such as appurtenant rights in and to public streets) including prepaid rent, rent credits and tenant improvement credits and allowances paid or made with respect to the Premises;

(e)     Except as expressly set forth in Section 2.2, all papers, documents, computerized databases and records of Seller relating to the Purchased Assets, including, without limitation, personnel, labor relations and workers’ compensation records relating to employees hired by Buyer, DEA records, environmental control records and plans and specifications relating to the buildings, fixtures and other improvements located at the Pharmacies;

(f)      Any guarantees, warranties, indemnities and similar rights relating to Purchased Assets;

(g)     All rights in, to and under the Assumed Contracts (including any Security Deposits adjusted for pursuant to Section 3.4);

(h)     The Parata Equipment; and

(i)      Any other mutually agreeable assets related to the Pharmacies.

2.2.          Excluded Assets.  Notwithstanding the provisions of Section 2.1 the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)     All security deposits, cash and cash deposits and accounts receivable, including insurance receivables, of Seller or the Business;

(b)     All agreements, leases, contracts and understandings of Seller other than the Assumed Contracts (collectively, the “Excluded Contracts”);

(c)     All employee benefit plans, programs or arrangements and all contracts of insurance of Seller;

(d)     All of Seller’s software and any web sites, including the URL addresses and related domain names;

(e)     All corporate minute books and the corporate seal of Seller;

(f)      All assets primarily used in the ownership or operation of the Excluded Business;

(g)     All real estate leases other than those included in Assumed Contracts;

(h)     The Excluded Inventory;

(i)      All causes of action, rights, choses in action and claims of Seller against third parties;

(j)      All refunds of any Tax for which Seller or Nyer is liable pursuant to Section 8.6;

(k)     All of Seller’s Intellectual Property; and

(l)      All vehicles.

2.3.          Assumed Liabilities.  Buyer shall assume the obligations of Seller under the Assumed Contracts (i) arising after the Closing Date, except to the extent such obligations, but for a breach or default by Seller, which would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default and (ii) arising prior to the Closing Date if, but only if, Buyer shall have received a credit therefore pursuant to Sections 3.4 or 12.7 hereof (collectively, the “Assumed Liabilities”).

2.4.          Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary and except as otherwise provided in Section 2.3 hereof, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other liability of Seller whatsoever or any liabilities or obligations constituting an Encumbrance upon the Purchased Assets, regardless of whether any such liabilities or obligations are absolute or contingent, liquidated or unliquidated, or otherwise.  Seller shall remain liable for all liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including any obligations arising on and/or before the Closing Date, any liabilities and obligations arising on and/or before the Closing Date under any Assumed Contracts, any liabilities related to any Excluded Assets, any liabilities arising under the Excluded Contracts and all liabilities in respect of Taxes for which each of Seller and Nyer is liable pursuant to Section 8.6.  Without limiting the generality of the foregoing, in no event shall Buyer assume any of the following liabilities or obligations:

(a)     any liabilities arising from the ownership or operation of the Purchased Assets or the Business on and/or prior to the Closing Date;

(b)     any liabilities with respect to any Persons at any time employed by Seller or its Affiliates in connection with the operation or ownership of the Business or the Purchased Assets, including, without limitation, all liabilities for severance pay, accrued vacation, personal time off and sick pay, overtime pay and associated back pay, whether known or unknown, fixed or contingent, which arise out of events occurring prior to employment of any of such Persons, if at all, by Buyer;

(c)     any liabilities arising under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) in connection with Seller’s termination of any employees; or

(d)     any legal obligations of Seller under HIPAA or other applicable laws or regulations, including the HIPAA privacy standard requiring accounting of certain disclosures of Protected Health Information (“PHI”) made by Seller on and/or prior to the Closing Date.

ARTICLE III

PURCHASE PRICE

3.1.         Purchase Price.  In consideration for the sale of the Purchased Assets described in this Agreement, the aggregate purchase price (the “Purchase Price”) shall be equal to $17,750,000.00, plus the sum of (a) the Prepaid Rent Amount and (b) the Parata Equipment Amount, and minus the amount, if any, by which the Targeted Inventory Amount exceeds the Inventory Amount (a “Negative Inventory Adjustment Amount”).

3.2.         Payments.

(a)     On the Closing Date:

(i)              Buyer shall pay to Seller $12,000,000.00, plus the sum of (a) the Prepaid Rent Amount and (b) the Parata Equipment Amount (such payment, the “Closing Date Payment”).

(ii)             On the Closing Date or the later date on which Buyer has received all of the Inventory Audits signed by representatives of Buyer, Seller and the Independent Valuator (such date not to exceed three business days from date of Buyer’s receipt), (A) if the Inventory Amount exceeds the Targeted Inventory Amount, Buyer shall pay Seller an amount equal to (i) the Targeted Inventory Amount, less (ii) one-half of the Shared Expenses (Buyer and Seller agree to negotiate in good faith all amounts in excess of the Targeted Inventory Amount); and (B) if the Targeted Inventory Amount exceeds the Inventory Amount, Buyer shall pay Seller an amount equal to (i) the Targeted Inventory Amount, less (ii) the Negative Inventory Adjustment Amount, and less (iii) one-half of the Shared Expenses.

(b)     All payments made by Buyer or Seller hereunder shall be by wire transfer of immediately funds to an account specified by Seller or Buyer, as applicable.

3.3.         Inventory Amount.  The parties shall commission RGIS or another independent valuator  (the “Independent Valuator”) to conduct a full review and valuation of the Inventory, to be valued in tenths, at each of the Pharmacies on the Closing Date (each, an “Inventory Audit”).  Each of Seller and Buyer shall be permitted to have representatives present to observe each Inventory Audit.  The costs and expenses of the Independent Valuators are to be shared equally by Buyer and Seller as provided in Section 12.7.  The Independent Valuators will determine the aggregate value of the Inventory at each of the Pharmacies as of the required date (such aggregate value, the “Inventory Amount”) in accordance with the procedures set forth on Exhibit F.  Unless otherwise agreed by the parties, the Inventory Amount as determined by the Independent Valuator in conducting the Inventory Audit shall be binding upon Seller and Buyer.

3.4.         Prepaid Rent; Security Deposits.  At least two business days prior to the Closing Date, Seller shall provide to Buyer a certificate duly executed by Seller’s chief financial officer setting forth the amount of rent paid under any Assumed Contract relating to periods after the Closing Date, including, without limitation, unapplied Security Deposits under the Assumed Contract (such amount that Buyer shall have the opportunity to confirm or otherwise agree to, the “Prepaid Rent Amount”). The certificate shall be in form and substance reasonably satisfactory to Buyer and shall contain such detail as Buyer reasonably requests. Buyer shall be afforded an opportunity to review and confirm all amounts set in the certificate prior to Closing.

3.5.         Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 3.5 hereto.  Purchaser and Seller shall agree on the final purchase price allocation prior to the Closing subject to the completion of the Inventory Audit.  Seller and Buyer agree to file all their respective federal, state and local tax returns in accordance with that allocation.

3.6          UCC Searches.  Buyer may conduct Uniform Commercial Code searches of state and county records.  Any Encumbrances on the Purchased Assets disclosed by any such searches shall be satisfied in full by Seller or released in full by the holder of such lien prior to the Closing Date.  Buyer may, at the option of Seller, deduct the amount of all Encumbrances on the Purchased Assets from the Purchase Price to satisfy such Encumbrances.

ARTICLE IV

CLOSING

4.1.          Closing Date.  The Closing shall be consummated as promptly as practicable following satisfaction of the conditions precedent contained herein, at a date and time mutually agreed upon by the parties.

4.2.          Closing Date Payment; Buyer’s Closing Deliveries.  At Closing, Buyer shall deliver to Seller (or to Seller’s designee) each of the following:

(a)     An amount equal to the Closing Date Payment, by wire transfer of immediately available funds to an account specified by Seller;

(b)     A certificate, dated as of the Closing Date, signed by an officer of Buyer to the effect set forth in clauses (a) and (b) of Section 10.1;

(c)     The Power of Attorney as contemplated by Section 8.9(c) duly executed by an authorized officer of Buyer;

(d)     The Assignment and Assumption of Real Estate Leases, in the forms attached hereto as Exhibit J-1 through J-8, duly executed by Buyer, pursuant to which Seller shall assign each Operate Location Pharmacy lease as set forth on Exhibit C, hereof and Buyer shall assume all obligations thereunder; and

(e)     Such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby.

4.3.          Seller’s Closing Date Deliveries.  At or prior to Closing, Seller shall deliver to Buyer each of the following:

(a)     Possession of the Purchased Assets;

(b)     All Record Data, in accordance with Section 8.3;

(c)     A certificate, dated as of the Closing Date, signed by an officer of Seller to the effect set forth in clauses (a) and (b) of Section 10.2;

(d)     A certificate of the secretary or an assistant secretary of Seller and Nyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the certificate or articles of incorporation of Seller and Nyer; (ii) the by-laws (or similar document) of Seller and Nyer; (iii) the authority of Seller and Nyer regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Seller and Nyer in the Commonwealth of Massachusetts and the State of Florida, respectively; and (v) the incumbency and signatures of the officers of Seller and Nyer executing this Agreement and any document or agreement required to be delivered hereunder;

(e)     The Bill of Sale, in the form attached hereto as Exhibit D, duly executed by an authorized officer of Seller;

(f)      The Power of Attorney as contemplated by Section 8.9(c), duly executed by authorized officers of Seller;

(g)     Completed and executed Landlord Estoppel Certificates and Tenant Estoppel Certificates substantially in the forms attached hereto as Exhibit H and Exhibit I, respectively, from each of the tenants and landlords of the leases identified on Exhibit C hereto, it being expressly understood and agreed, however, that Seller shall use commercially reasonable efforts to obtain, but shall not be obligated to provide, Landlord Estoppel Certificates for those leases identified on Exhibit C hereto, where the landlords thereunder are not required to provide the same, and provided further, that Seller shall be obligated to provide Landlord Estoppel Certificates for those leases identified on Exhibit C hereto, where the landlords thereunder are required to provide the same;

(h)     True and complete files for all Assumed Contracts, including, to the extent in Seller’s possession, originally signed copies of each Assumed Contract and all correspondence, amendments, modifications and waivers related thereto;

(i)      The Assignment and Assumption of Real Estate Leases, in the forms attached hereto as Exhibit J-1 through J-8, duly executed by Seller, pursuant to which Seller shall assign each real estate lease identified on Exhibit C hereto and Buyer shall assume all obligations thereunder (it being expressly acknowledged and agreed that the consent contained in Section J of the form of Landlord’s Estoppel Certificate attached as Exhibit H shall be deemed to be acceptable to Buyer for such purposes);

(j)      With respect to the Assumed Contracts identified on Exhibit C that require consent for assignment from the landlord, Seller shall deliver to Buyer copies of duly executed consents for assignment for such Assumed Contracts, executed by the landlord for each such Assumed Contract, in a form reasonably acceptable to Buyer;

(k)     For any real estate lease identified on Exhibit C hereto that shall by its terms expire on or before the date that is ten (10) years following the Closing Date, Seller shall obtain and deliver to Buyer prior to the Closing Date, lease extensions for every such lease identified on Exhibit C hereto in the form reasonably acceptable to Buyer (which extensions may include terms providing for increased rent and related charges, provided, however, such terms shall reflect reasonable market conditions);

(l)      Bills of Sale evidencing the purchase by Seller of the Parata Equipment;

(m)    Such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby; and

(n)     Tax clearance certificate from the Massachusetts Department of Revenue or applicable authority providing no Taxes are due and owing from Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

5.1.         Organization and Authority.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and other authority to execute, deliver and perform this Agreement and all other documents and agreements required to be delivered by it hereunder.  This Agreement and the transactions contemplated hereby have been approved by the Board of Directors (or other governing body) and the shareholders of Seller.  This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and all other documents and agreements required to be delivered hereunder, have been duly authorized by Seller and upon execution and delivery thereof by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.2.         No Conflicts.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, by Seller will conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the certificate of incorporation or bylaws of Seller, (ii) any Assumed Contract (other than the Assumed Contract with respect to the Operate Location Pharmacy located in Wellesley, Massachusetts) or material contract, agreement or understanding to which Seller is a party, or (iii) conflict with any order from a Governmental Body or any Requirements of Law to which any of the Purchased Assets is subject or by which Seller is bound, or (b) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

5.3.          Taxes.

(a)     (i) Seller has, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; (iii) all such Tax Returns have been filed with the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business and the Purchased Assets which waiver is currently in effect; (vi) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (vii) none of the Purchased Assets is properly treated as owned by persons other than Seller for income Tax purposes; and (viii) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b)     No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.

5.4.          Title and Sufficiency.  Seller has good and marketable title to all of the Purchased Assets (except Permitted Encumbrances).  At Closing, Seller will transfer to Buyer good and marketable title to all of the Purchased Assets subject to no Encumbrances (except Permitted Encumbrances).

5.5.          Financial Schedules.  Set forth on Schedule 5.5 are selected unaudited prescription operations data (the “Operations Data”) for each of the Pharmacies, in each case, for the period commencing August 1, 2008 and ending on July 31, 2009. The Operations Data have been compiled from source books, records, pharmacy system and financial reports of Seller. The Operations Data fairly reflects in the aggregate, in all material respects, the prescription operating data, revenues and the selling, general and administrative expenses, in each case, for the locations specified on Schedule 5.5 and for the periods set forth therein.

5.6.          Suppliers; Distributors and Third Party Payors.  To Seller’s knowledge, no distribution, payor, wholesaler, customer, supplier or other Person with a material business relationship with Seller has provided written notice of its intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products of the Business, whether as a result of the Closing or otherwise.

5.7.          Prescription Volume.  The prescription count information set forth on Schedule 5.7 was derived from the ordinary business records of Seller and, to the best knowledge of Seller, accurately reflects such records in all material respects. The prescriptions filled at each Pharmacy have arisen from bona fide, legal transactions and the information included in the Records is, to Seller’s knowledge, accurate in all material respects.

5.8.          Leased Real Property.

(a)        The Assumed Contracts identified on Exhibit C comprise all leasehold interests and amendments and other modifications thereto in the Premises.  Seller has not pledged, encumbered or hypothecated its right, title or interest in any real estate lease or Premises.  Seller has provided Buyer with true and correct copies of each Assumed Contract and all amendments, addendums and attachments thereto.  Seller enjoys peaceful and undisturbed possession of all the Premises.  Each Assumed Contract identified on Exhibit C will be in full force and effect in accordance with its terms on the Closing Date.

(b)     Seller is not in, or, to the knowledge of Seller, alleged to be in, material breach or default under any Assumed Contract, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default. To the knowledge of Seller, no third party to any Assumed Contracts is in, or alleged to be in, material breach or default of any Assumed Contracts, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default.

(c)     Seller had not received any written notice nor has any actual knowledge that any of the Premises are subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated

5.9.          Personal Property.  To the Seller’s knowledge, all machinery, equipment, vehicles, furniture and other tangible personal property owned by Seller and used at the Operate Store Locations is and shall be as of the Closing Date in good working order and condition, free of defect or damage, ordinary wear and tear excepted.  Between the date hereof and Closing, there will not be a material reduction in the property referenced above.  Except for leases of computers, photocopiers, pharmacy robotics, postage machines and other similar office equipment, there is no personal property leased to Seller located at any of the Operate Location Pharmacies.  Set forth on Schedule 5.9 is a correct and complete list identifying all leased personal property from Parata Systems LLC located and utilized at the Pharmacies (the “Parata Equipment”).

5.10.        Inventory.  The Inventory is in good, merchantable and useable condition, and consists only of items of quality and quantity commercially usable and salable in the ordinary course of the Business, except for any items of obsolete material or material below standard quality.

5.11.        Employee Matters.

(a)        On the date hereof, Seller delivered to Buyer (i) a list of all employees of the Business on the date hereof whose discharge of duties is primarily performed in the Pharmacies (each, a “Business Employee”), including their full legal name and position and (ii) a true and complete schedule of the salary, bonus and other compensation information for each Business Employee and, in the case of pharmacists, nurses or other licensed Persons, their relevant license numbers (the “Employee Data Schedule”).  The Employee Data Schedule shall be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and Closing.  Seller is not bound by any oral or written employment agreement, consulting agreement, or deferred compensation agreement with any of the Business Employees.  No Business Employee is a party to any collective bargaining agreement.  As related to the Business Employees, Seller is not and has never been subject to any affirmative action obligations under any Requirements of Law with respect to any current or former Business Employees, including Executive Order 11246, or is or has been a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment of any current or former Business Employees.

(b)     Set forth on Schedule 5.11(b) is a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, retention, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or retention benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its Affiliates or by which any of them are bound, and which covers any Business Employee as of the date hereof (all of the foregoing collectively referred to as the “Employee Plans”).  Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto that Buyer has requested copies of have been made available to Buyer together with, if applicable, the most recently filed annual report (Form 5500 including, if applicable, Schedule B thereto) in connection with any such plan or trust.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification.  Each Employee Plan is now and has been operated in all material respects in accordance with its terms and the Requirements of Law, including ERISA and the Code.  Seller has made all required contributions to the Employee Plans, except for any contribution which is not yet due and payable.  None of the Purchased Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

5.12.        Employee Relations.  There are no claims, actions, suits or proceedings pending or, to the Seller’s knowledge, threatened by or against any of Seller’s employees.  Seller is not a party to, and Seller with respect to the Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller with respect to the Business.  Seller, with respect to the Business, is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller with respect to the Business.  Seller represents and warrants that there are no union organizing or election activities involving any non-union employees of Seller with respect to the Business which have occurred since January 1, 2005 or, to the knowledge of Seller, are threatened as of the date hereof.

5.13.        Legal Proceedings.

(a)      There are no material claims, actions, suits, proceedings or investigations pending or, to the best of Seller’s knowledge, threatened by or against Seller relating to or affecting the Business or the Purchased Assets.

(b)     There are no material judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Body to which Seller is a party or is subject with respect to the Business or to which any of the Purchased Assets is subject.  Seller has received no notice of complaints filed against Seller under HIPAA or applicable patient privacy and data protection laws and, to Seller’s knowledge, no such violation exists.

5.14.        Compliance With Law; Permits; Medicare and Medicaid.

(a)     Seller has obtained all material licenses, franchises, permits, approvals and other authorizations from a Governmental Body that are necessary to entitle Seller to own or lease, and operate and use the Purchased Assets and to carry on the Business as currently conducted.  Schedule 5.14(a) sets forth a list of all such material licenses, franchises, permits, approvals and other authorizations and a list of all NCPDP, Medicare, Medicaid or other billing or similar numbers used in the Business (collectively, the “Permits”).

(b)     Seller is not in violation, and has not been in violation in the preceding three years, in any material respects of any Requirements of Laws with respect to the Business or the Purchased Assets.  Seller has timely filed all material reports, registrations and statements required to be filed by it with any Governmental Body, and has paid all related fees and assessments due and payable.  Neither Seller nor, to the knowledge of Seller, anyone acting on behalf of Seller has, to the knowledge of Seller, received or filed for any Medicare or Medicaid overpayments. To Seller’s knowledge, all Medicare, Medicaid and third-party reports and claims filed or required to be filed by or on behalf of Seller have been timely filed and are complete and accurate in all material respects.  Neither Seller, nor, to the knowledge of Seller, any director, officer or employee of Seller nor any Affiliate of Seller has been excluded from participation in any government healthcare payment program, including Medicare or Medicaid, nor, to Seller’s knowledge, are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such exclusion, fine or other remedy.

(c)      Without limiting the generality of the foregoing,

(i)           there is no pending or, to the knowledge of Seller, threatened, lawsuits, claims, suits, or other proceedings relating to Seller’s participation in any payment program, including Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the “Payment Programs”).

(ii)          to the knowledge of Seller, (x) no Payment Program has requested or threatened any recoupment, refund, or set-off from Seller except in the ordinary course of the Business consistent with past practice; and (y) since January 1, 2004, no Payment Program has imposed a fine, penalty or other sanction on Seller and Seller has not been excluded or suspended from participation in any material Payment Program.

(iii)         Since January 1, 2004, neither Seller, nor, to the knowledge of Seller, any employee, with respect to actions taken in connection with their employment by Seller, (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), including Medicare or Medicaid, nor, to the knowledge of Seller, are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such an exclusion, (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (D) has failed to comply with the requirements of Section 340B of the Public Health Service Act, (E) is now or has ever been listed on the office of the Inspector General’s excluded persons list, or (F) has been a party to or subject to any action concerning any of the matters described above in clauses (A) through (E).

(d)     The Business is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of the Business.  To Seller’s knowledge, each Premises is in compliance in all material respects with all Environmental, Health and Safety Requirements.  There are no pending or, to the knowledge of Seller, any threatened allegations by any Person that any of the Purchased Assets are not, or that the Business has not been conducted, in compliance with all Environmental, Health and Safety Requirements and Seller has not received any written notice (or, to the knowledge of Seller, any other notice), report, or information (including information that litigation, investigation or administrative action are pending or threatened) regarding any actual or potential liabilities or any corrective, investigatory, or remedial obligations, arising under Environmental, Health and Safety Requirements relating to the Business or the use of any of the Purchased Assets.  To the knowledge of Seller, no Hazardous Substances have been or are currently located at, in, under, or about, either the Purchased Assets or the Premises in a manner that:  (i) violates in any material respect any applicable Environmental, Health and Safety Requirements; or (ii) requires response, remedial, corrective action or cleanup under any applicable Environmental, Health and Safety Requirements.

5.15.        Broker.  Seller nor any Person acting on Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.16.        Warranties.  To Seller’s knowledge, all pharmaceuticals and other products marketed, sold, distributed, delivered or licensed by Seller or its Affiliates with respect to the Business at any time since January 1, 2004 have been in conformity, in all material respects, with all applicable contractual commitments and express or implied warranties.

5.17.        Affiliate Transactions.  Except as set forth on Schedule 5.17, no Affiliate of Seller and no employee, officer or director of Seller or any of its Affiliates (a) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the Business, (b) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to Seller related to the Business, or (c) is a party to any contract related to the Business pursuant to which Seller provides to, or receives services from, any such Person, except as to any such individual in his or her capacity as a Business Employee.

5.18.        Intellectual Property.  Schedule 5.18 contains a full list of all Intellectual Property owned by, licensed to or used by Seller.  Seller represents and warrants that none of the Intellectual Property is the subject of any pending litigation or, to the knowledge of Seller, the subject of any threatened claim of infringement.  Seller represents and warrants that it has not received any notice contesting its right to use, or asserting infringement with respect to, any of the Intellectual Property.  To Seller’s knowledge, the use of the Intellectual Property does not infringe upon the intellectual property rights of any third party in Massachusetts.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF NYER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions hereby, Nyer hereby represents and warrants to Buyer as follows:

6.1.          Organization and Authority.  Nyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and other authority to execute, deliver and perform this Agreement and all other documents and agreements required to be delivered hereunder. This Agreement and the transactions contemplated hereby have been approved by Nyer’s Board of Directors (or other governing body), as applicable.  This Agreement has been duly authorized, executed and delivered by Nyer and is the legal, valid and binding obligation of Nyer enforceable in accordance with its terms, and all other documents and agreements required to be delivered hereunder, have been duly authorized by Nyer and upon execution and delivery thereof by Nyer will be a legal, valid and binding obligation of Nyer enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.2.          No Conflicts.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, by Nyer will conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the certificate of incorporation or bylaws of Nyer, as applicable, or (ii) conflict with any order from a Governmental Body or any Requirements of Law to which Nyer is bound, or (b) require the approval, consent, authorization or act of, or the making by Nyer of any declaration, filing or registration with, any Person.

6.3.           Anti-Takeover Statutes.  Sections 607.0901 and 607.0902 of the FBCA do not and shall not apply to this Agreement or the transactions contemplated thereby, nor will any shares directly or indirectly beneficially owned by Nyer or its Affiliates as of the date hereof be subject to Section 607.0902 of the FBCA.  No other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover law enacted under state or federal laws in the United States applicable to Nyer is applicable to this Agreement or the transactions contemplated thereby.  Nyer has taken all necessary action so that none of Sections 607.0901 and 607.0902 of the FBCA or, to the knowledge of Nyer, any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover law shall apply to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.4.           Vote Required.  The only vote of the holders of any class or series of capital stock or other securities of Nyer necessary to approve this Agreement and consummate the transactions contemplated hereby is the affirmative vote, whether at a meeting of Nyer’s shareholders or by written consent, of the holders of a majority of the then outstanding shares of Nyer’s common stock and preferred stock, voting separately, in favor of the approval of this Agreement (the “Nyer Shareholder Approval”).

6.5.           Broker.  Neither Nyer nor any Person acting on Nyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.6.           Information Provided.  The proxy statement to be sent to the stockholders of Nyer (the “Proxy Statement”) in connection with the meeting of the stockholders shall not, at the relevant times, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for meeting of the stockholders which has become false or misleading.  If at any time prior to meeting of the stockholders any fact or event relating to Seller or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by Nyer or should occur, Nyer shall, promptly, after becoming aware thereof, inform Buyer of such fact or event and shall provide Nyer’s stockholders with such supplement.

6.7           Taxes

(a)        (i) Nyer has, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; (iii) all such Tax Returns have been filed by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) except as set forth in Schedule 6.7(a)(iv), Nyer is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) Nyer has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business and the Purchased Assets which waiver is currently in effect; and (vi) all monies required to be withheld by Nyer (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business.

(b)      No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.

6.8           Financial Schedules.  Set forth on Schedule 6.8 are (a) the audited consolidated financial statements of Nyer as of June 30, 2008 and 2009, consisting of the balance sheet of Nyer as of June 30, 2008 and 2009 and the related statements of operations changes in shareholders’ equity and cash flows of Nyer for each of the years ended June 30, 2008 and 2009 (the “Financial Statements”); and (b) certain other selected financial information (the “Other Financial Data”). The Financial Statements and the Other Financial Data have been compiled from source books, records, pharmacy system and financial reports of Nyer. The Financial Statements and the Other Financial Data fairly reflects in the aggregate, in all material respects, the prescription operating data, revenues and the selling, general and administrative expenses, in each case, for the locations specified on Schedule 5.5 and for the periods set forth therein.

6.9           Legal Proceedings.

(a)      There are no material claims, actions, suits, proceedings or investigations pending or, to the best of Nyer’s knowledge, threatened by or against Nyer relating to or affecting the Business or the Purchased Assets.

(b)      There are no material judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Body to which Nyer is a party or is subject with respect to the Business or to which any of the Purchased Assets is subject.  Nyer has received no notice of complaints filed against Nyer under HIPAA or applicable patient privacy and data protection laws and, to Nyer’s knowledge, no such violation exists.

6.10         Employees.  Nyer does not have any employees.  Nyer is not bound by any oral or written employment agreement, consulting agreement, or deferred compensation agreement with any Person.  Set forth on Schedule 6.10 is a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, retention, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or retention benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Nyer or any of its Affiliates or by which any of them are bound, and which covers any Business Employee as of the date hereof (all of the foregoing collectively referred to as the “Nyer Employee Plans”).  Nyer is not a party to, and Nyer with respect to the Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller with respect to the Business.  Nyer, with respect to the Business, is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller with respect to the Business.

6.11         Intellectual Property.  Nyer does not own, license or control any Intellectual Property.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and Nyer and agrees as follows:

7.1.          Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as now conducted.

7.2.          Authorization. Buyer has full corporate power and authority to enter into this Agreement and all documents and agreements required to be delivered hereunder, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.  The execution, delivery and performance by Buyer of this Agreement and the actions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect hereto or thereto. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and all other documents and agreements required to be delivered hereunder have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

7.3.          Non-Contravention.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Buyer will:

(a)      conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the assets of Buyer, under (i) the certificate of incorporation or by-laws of Buyer, (ii) any material agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of their respective assets or business is subject or by which Buyer is bound, (iii) any order, writ, injection or decree to which Buyer is a party or any of their respective assets or business is subject or by which Buyer is bound or (iv) any Government Body or Requirements of Laws affecting Buyer or its assets or business; or

(b)     require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person,  and such other approvals, consents, authorizations or acts the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

7.4.          Sufficient Funds. Buyer has, and on the Closing Date will have, sufficient funds available to enable Buyer to pay the Purchase Price pursuant to the terms of this Agreement.  Buyer will not require any third-party financing to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.          Employees.

(a)      Unless otherwise agreed to by Buyer, between the date hereof and Closing, Seller shall use (i) its commercially reasonable efforts to continue to employ all of the Business Employees, subject to normal workplace practices and discipline, and (ii) not transfer the Business Employees or offer the Business Employees an employment position outside of the Pharmacies.  In addition, between the date hereof and Closing, Seller shall inform Buyer if any such Business Employee has terminated or given notice of their termination of employment at the Pharmacies.

(b)      Between the date hereof and Closing, Buyer may interview some or all of Seller’s employees to determine whether to offer employment to any of them.  Except for those Business Employees identified on Schedule 8.1(b), Buyer shall use its reasonable best efforts to hire any Business Employee, which may include certain of Seller’s office personnel, subject, however, to such employee’s completion of and compliance with Buyer’s screening and interview processes in a timely manner, including, but not limited to, drug screens, background checks, and verification of applicable licensure prior to Closing.  Any employees who accept Buyer’s offer of employment (each, a “Transferred Employee”) shall be employed on substantially similar terms as currently available to similarly situated employees of Buyer.  Any Transferred Employee will be deemed terminated by Seller and hired by Buyer, effective upon the hiring of such employee by Buyer.  Any Business Employee who is not a Transferred Employee will be terminated or retained by Seller, in its discretion.  Prior to Closing, Seller agrees to allow Buyer access to all employees for purposes of providing information regarding Buyer’s hiring process.

(c)      Nothing herein contained shall be considered or construed as an agreement to employ any Business Employee for any period of time.  Except as specifically provided for herein, Buyer assumes no obligation with respect to any of Seller’s employees, whether hired by Buyer or not, for any benefit, perquisite or remuneration accrued or earned while under Seller’s employ.  Without limiting the generality of the foregoing, Buyer shall have no obligation or liability for such employees’ accrued vacation time, bonuses, awards, commissions, salaries, reimbursements of any kind, health or disability benefit, insurance, severance pay, pension or profit sharing interests or any other benefits, compensation or remuneration of any nature whatsoever.

(d)      The benefits of Transferred Employees under the Employee Plans (if and to the extent applicable) will be determined as of Closing in accordance with the terms of the applicable Employee Plans.  Except as expressly set forth herein, no assets or liabilities of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

(e)      Buyer will make available to Transferred Employees such benefits as Buyer currently makes available to its similarly situated employees.  Buyer will cause all employee benefit plans and programs of Buyer and its Affiliates to recognize all service of Transferred Employees with Seller or any of its Affiliates (to the extent such service was recognized under the comparable Employee Plans as of Closing) for purposes of vesting and eligibility under Buyer’s employee benefit plans (other than the frozen retiree health benefit plan) and for purposes of determining the length of annual vacation, number of sick days and amount of severance benefits.

(f)       Promptly after the date of this Agreement, Buyer and Seller shall mutually agree upon the terms of a key employee incentive plan (the “Incentive Plan”) for the purpose of Buyer’s retention of certain employees for the one year period following the Closing Date.  Thereafter, Buyer and Seller shall jointly communicate the terms of the Incentive Plan to mutually selected employees.  At Closing, Buyer and shall contribute up to $75,000.00 and Seller shall contribute $30,000.00 toward the Incentive Plan; provided that Buyer shall be permitted to fund Seller's portion thereof, in which case the Purchase Price shall be reduced by the same amount.

(g)      No provision of this Section 8.1 shall create any third party beneficiary or other rights in any Business Employee (including any beneficiary or dependent thereof, and further including the Transferred Employees) of Seller or of any of its Affiliates in respect of employment with Buyer or any of its Affiliates and no provision of this Section 8.1 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after Closing any such plans or arrangements of Buyer or any of its Affiliates.

(h)      With respect to all employees of Seller who are employed at any Pharmacies, Seller shall comply with, and be responsible for performing and discharging, all requirements under the WARN Act, and any similar applicable state or local law, and for the timely notification to its employees, or any other required individuals or entities, of any “employment loss” within the meaning of the WARN Act which occurs prior to, or as of the Closing Date as a result of or to the extent otherwise related to the transactions contemplated by this Agreement.  Seller shall be responsible for, and shall indemnify Buyer and its Affiliates for, all costs and liabilities associated with any failure by Seller to comply with the requirements of the WARN Act or any similar applicable state or local laws.

(i)           Following the Closing Date, Buyer will, with respect to each employee of Buyer who shall have been an employee of Seller or any of its Affiliates immediately prior to the Closing Date and becomes an employee of Buyer (the “Continuing Employees”), waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Seller and shall use its commercially reasonable efforts to recognize for purposes of annual deductibles under its medical and dental plans, paid by Continuing Employees into the Seller’s plan in the calendar year in which the Closing Date occurs.  Buyer will also provide Continuing Employees with full credit for prior service with Seller or its Affiliates for purposes of eligibility under any medical and dental plans of Buyer.

8.2.         Non-competition.

(a)      In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, for a period of three (3) years after the Closing Date, each of Seller and Nyer (collectively, the “Nyer Parties”) agree not to (and shall cause Affiliates within its control not to), in any manner whatsoever, directly or indirectly operate, own, lease, engage or participate in as an owner, landlord, partner, employee, joint venturer, shareholder, director, assignor, seller, transferor, or as a sales or marketing agent or otherwise, in, for, or in connection with any retail drug store or pharmacy business as conducted by Buyer after the date hereof within a radius of five (5) miles from any Pharmacy, specifically excluding clinic pharmacies or those pharmacies operated pursuant to a written contractual agreement with a clinic, hospital or healthcare center and located within a 1/4 mile from such clinic, hospital or healthcare center properties and for use primarily by patients of such clinics, hospitals or healthcare centers, and further excluding certain premises located at the addresses identified on Schedule 8.2(a), which shall not be subject to the terms and conditions of this Section 8.2(a).

(b)      The Nyer Parties also agree that, for a period of three (3) years after the Closing Date they shall not (and shall cause their controlled Affiliates not to), directly or indirectly, call upon, solicit or divert business from any Person who filled a prescription in the twelve (12) month period prior to the Closing Date at any Pharmacy (a “Customer”).

(c)         For a period of three (3) years after the Closing Date, the Nyer Parties shall not (and shall cause their controlled Affiliates not to solicit, recruit or hire any employee of the Business at the date of this Agreement who becomes a Transferred Employee and shall not encourage any such employee to leave the employment of Buyer; provided that the foregoing provision will not prevent the Nyer Parties from employing any such employee who contacts the Nyer Parties on his or her own initiative without any direct or indirect solicitation by, or encouragement from the Nyer Parties.

(d)      The Nyer Parties covenant and agree that they shall not (and shall cause their controlled Affiliates not to) divulge to any Person any Confidential Information of Buyer or the Business.

(e)      The parties hereby recognize, acknowledge and agree that the territorial and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the Purchased Assets.  The parties further agree that the geographical and temporal restrictions referred to in this Section 8.2 are divisible and severable.  The parties acknowledge that inclusion of this Section 8.2 in the Agreement is a material inducement to Buyer to enter into this Agreement and pay the Purchase Price.

(f)       Notwithstanding the foregoing, nothing in this Section 8.2 shall prevent any of the Nyer Parties from (i) owning and operating the Excluded Business in their current locations or (ii) purchasing or otherwise acquiring, up to a non-controlling interest, of any class of securities of any enterprise that may be competitive with Buyer and the Pharmacies (but without other participation in the activities of such enterprise) as long as such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;  (iii) selling, disposing, liquidating or otherwise transferring any Excluded Assets or Excluded Business in connection with a liquidation process; or (iv) continuing to provide service to Customers who are also customers at other pharmacy locations owned or operated by any of the Nyer Parties other than the Pharmacies.  For the avoidance of doubt, “controlled Affiliates” of the Nyer Parties, as used herein, shall not include any holder of debt or equity interests or securities of the Nyer Parties or its Affiliates or any officer, director, member or partner of any such equity or debt holder.

8.3.          Records and  Data.

 (a)         The parties agree that Buyer will engage Infowerks (the “Data Converter”) to convert Seller’s prescription file and record data in electronic form that are included in the Purchased Assets (the “Record Data”) to a format specified by Buyer.  Seller agrees, on or prior to Closing, to provide, during regular business hours, such access, information and cooperation to the Data Converter as may be reasonably required to enable the Data Converter to deliver the Record Data to Buyer at least two business days prior to the Closing Date.  In the event that the Record Data is not or cannot be delivered to Buyer as of the date of Closing, Buyer, at Buyer’ sole discretion, may delay the Closing Date until the Record Data is delivered to Buyer.

(b)      Seller will retain a complete copy of all Record Data in accordance with applicable Requirements of Law regarding retention of records.

(c)      Seller has, with respect to each of the Pharmacies, maintained (i) an accurate log of all disclosures, to the extent any have been made, as of January 1, 2004, of Protected Health Information (“PHI”), as that term is defined in HIPAA.

(d)          Buyer will engage Tribune Direct or another distributor selected by Buyer (the “Third Party Distributor”) to notify each customer of a Non-Operate Location Pharmacy who has had a prescription filled or refilled at such Pharmacy within the two years prior to the Closing Date by mailing each of them a letter in the form attached as Exhibit G or such other form as may be mutually acceptable to Buyer and Seller.  The parties agree that, promptly after its receipt of the applicable Record Data, the Data Converter will provide the applicable Record Data to the Third Party Distributor in order to enable the Third Party Distributor to assemble and distribute these letters.  Buyer agrees to instruct the Third Party Distributor not to release such letters until after the Closing and shall be responsible for and shall satisfy any legal obligations under HIPPA, including the HIPPA privacy standards in connection with such letters.

8.4.          Matters Related to Prescriptions.  Prior to the Closing, Seller shall use reasonable efforts to fill and deliver to customers of the Pharmacies any partial-fill prescriptions with a remaining quantity balance (“IOU Prescriptions”).  For any IOU Prescriptions remaining on the Closing Date, Seller shall credit the prescription to the customer or to the third-party payor, as appropriate, on the Closing Date.  Buyer assumes no liability for IOU Prescriptions.  In addition, prior to the Closing, Seller shall reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third-party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after the Closing Date.

8.5.          Interim Operations.

(a)      Between the date hereof and the Closing Date, the Seller shall operate and carry on the Business in the ordinary course and substantially as presently operated.  Consistent with the foregoing, the Seller shall use reasonable efforts to keep and maintain the Purchased Assets in good operating condition and repair, ordinary wear and tear excepted.  In furtherance of the foregoing, the Seller shall maintain normal operating hours, staffing levels, inventory levels and merchandise mix.  Buyer shall have the right, at any time before the sale contemplated hereunder is announced to the public upon reasonable notice and at Buyer’s expense, and with minimum interference to the business operations to audit Seller’s prescription records to verify the then-current average daily prescription counts.

(b)      Except as expressly contemplated by this Agreement or except with the express written approval of Buyer, neither Seller nor Nyer shall: (i) take any action that is intended or may reasonably be expected to result in (x) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, (y) any of the conditions to the Closing set forth in this Agreement not being satisfied or (z) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law; (ii) enter into any lease or material agreement, contract or commitment of any nature (or amendment, supplement or modification of any existing lease, agreement, contract or commitment), oral or written, nor make any material capital investment or expenditures, primarily related to the ownership or operation of the Pharmacies; (iii) enter into any material contract with respect to, or make any material increase in (or commitment to increase) the compensation payable to any of its employees or agents primarily related to the Pharmacies; (iv) sell, lease, transfer or otherwise dispose of (including any transfers from Nyer or Seller to any of their Affiliates), or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice; or (v) take any other action that a reasonable person would consider material to any of the Pharmacies or the Business Employees.

(c)      Seller shall remove, at Seller’s sole cost and expense, any and all items of property (other than the Purchased Assets) located at the Operate Location Pharmacies no later than thirty (30) days after the Closing Date.

8.6.          Taxes.

(a)      Each of Seller and Nyer shall be liable for and covenant to pay, and pursuant to Article IX shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by any of them in connection with or arising from, (i) all Taxes (whether assessed or unassessed or is subject to any extension) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods (or portions thereof) ending on and prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (ii) all excise, sales, use, transfer (including real property transfer or gains), stamp, registration, documentary, filing, recordation and other similar Taxes which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement (the “Transfer Taxes”), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.  Buyer shall be liable for and covenants to pay, and pursuant to Article IX shall indemnify and hold harmless Seller/Nyer Group, its Affiliates, directors, officers, employees and agents from and against any and all Loss and Expense incurred by any of them in connection with or arising from, all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to periods (or portions thereof) after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that neither Buyer, Seller nor Nyer shall be liable for or pay, and shall not indemnify or hold harmless the other party, its Affiliates, directors, officers, employees or agents from and against, any Taxes for which it is liable under this Agreement, including without limitation, each of Seller and Nyer pursuant to the preceding sentence or Sections 5.3 and 6.7.  For purposes of this Section 8.6, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)      Each of Seller and Nyer or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.6.  Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(c)      After the Closing Date, each of Seller, Nyer and Buyer shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 8.6; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.  Any returns or reports with respect to Transfer Taxes that are required to be filed shall be prepared and, to the extent each of Seller and Nyer, as applicable, is permitted by law or administrative practice, filed by each of Seller and Nyer, as applicable, when due.

(d)      Each of Seller, Nyer and Buyer shall each comply with all of its respective requirements and obligations under state tax bulk sales or similar laws that apply when a person sells some or all of its assets, including, in particular, the requirements and obligations under applicable law.

(e)      Notwithstanding anything to the contrary in this Agreement, except as provided in Article IX the obligations of the parties set forth in this Section 8.6 shall be unconditional and absolute and shall remain in effect without limitation as to time.

8.7.          Access.

(a)      Upon reasonable notice, Seller, each of its directors, officers, agents and employees shall afford Buyer and its representatives reasonable access during regular business hours from the date hereof through the Closing to the Premises and any and all properties, contracts, books, records, data and personnel of Seller relating to the Business, not provided to date and of reasonable import to the operation of the Business.  Seller shall afford to Buyer and its representatives reasonable access to and an opportunity to speak with any third parties to the Assumed Contracts.  Seller, its directors, officers, agents and employees shall cooperate in connection with the foregoing.  Seller shall provide to Buyer such information and documents concerning the Business as reasonably may be requested by Buyer.  In exercising its rights under this Section 8.7(a), Buyer shall not unreasonably interfere with Seller’s Business and shall coordinate the exercise of such rights through Seller.

(b)      Upon reasonable notice and as may otherwise be permitted under, but subject to the terms of the applicable lease, Seller shall permit Buyer access to all of the Premises in order to install wiring and equipment for communication devices and other store systems and to prepare for the integration of the Business with Buyer’s own business, all at Buyer’s cost and without causing material damage to such Premise.  Buyer agrees to repair any damage which may be caused due to the exercise of its rights pursuant to this Section 8.7(b) and to indemnify, defend and hold harmless Seller from any and all Losses arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 8.7(b).  In exercising its rights under this Section 8.7(b), Buyer shall not unreasonably interfere with Seller’s Business and shall coordinate the exercise of such rights through Seller.

8.8.          Consent of Third Parties; Regulatory and Other Authorizations.  During the period prior to the Closing Date, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to (1) secure any consents and approvals of any Governmental Body to be obtained by them in order to permit the consummation of the transactions contemplated hereby, (2) secure the written consent of each landlord to each Assumed Contract identified on Exhibit C in the form and substance reasonably satisfactory to Buyer required to be obtained by them in order to permit the consummation of the transactions contemplated hereby (as provided in Section 4.3(j)), (3) secure the termination of the leases for and release of the Parata Equipment by the duly authorized agent of Parata Systems, LLC (the “Parata Releases”), or (4) otherwise satisfy the conditions set forth in Sections 10.1 and 10.2; provided, that Seller shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

8.9.          Avoiding Abandonment.

(a)      Seller hereby authorizes Buyer to operate under each Permit related to the Business after the Closing, to the extent permitted by applicable law, rule or regulation and to the extent necessary to enable Buyer to conduct the Business while Buyer seeks to replace such Permit with its own license, authorization, permit or waiver (such Permits, the “Transferable Permits”).  Buyer shall promptly after execution of this Agreement prepare and submit the necessary applications (the “Buyer Applications”) to the applicable regulatory agencies, to obtain the licenses required  to operate the Business.  Seller will take all steps reasonably necessary to maintain its authorizations under the Transferable Permits that Buyer operates under during the period between Closing and the issuance of Buyer’s own licenses, authorizations, permits or waivers and Seller will cooperate with Buyer in preparing and submitting the Buyer Applications. Buyer shall indemnify and hold Seller and its Affiliates harmless for any and all Loss and Expense incurred or suffered as a result of or relating to Buyer’s operation under the Transferable Permits.

 (b)       Prior to the Closing, Seller agrees to use commercially reasonable efforts as may be reasonably requested by Buyer to assist Buyer to and Buyer shall take all commercially reasonable efforts to, as soon as practicable after the date hereof, to (i) obtain all licenses, authorizations, permits or waivers as may be necessary for Buyer to conduct the Business at the Operate Location Pharmacies (including, on the part of Seller taking all steps reasonably necessary to relinquish the Permits as applicable, as of Closing) and (ii) obtain such licenses, authorizations, permits or waivers effective as of the Closing Date or as promptly thereafter as is practicable. Buyer shall reimburse Seller for all out-of-pocket expenses incurred in connection therewith.  Seller further agrees that, prior to the Closing, it will cooperate as may be reasonably necessary to enable Buyer to, and Buyer shall take all commercially reasonable efforts to, as soon as practicable after the date hereof, to (x) obtain either a new license or the approval of the transfer of Buyer’s existing license issued by the pharmacy boards of the states in which the Operate Location Pharmacies are located, and (y) obtain any required Medicare or Medicaid authorizations or numbers, NCPDP numbers and Drug Enforcement Agency authorizations, permits or licenses.

(c)        Seller shall execute a power of attorney, in form attached hereto as Exhibit E, authorizing Buyer to operate the Business under the Transferable Permits (the “Power of Attorney”) and such other powers of attorney, pharmacy management and other agreements; assignments, amendments, addenda and other documents as may be necessary to enable Buyer to conduct the Business, in each case as are reasonably requested by Buyer.

8.10.         License of Intellectual Property.

(a)        After the Closing Date, Buyer shall have the right to use on a royalty free basis the Intellectual Property associated with the Pharmacies in connection with store signage, advertisements, solicitations, announcements and similar matters related to any Pharmacies, for a period of twelve (12) months following the Closing Date.  Buyer has no right to sublicense any Intellectual Property to any third party.

(b)        After the Closing Date, Buyer shall have the right to use existing packaging, labeling, containers, supplies, advertising materials and any similar materials including the Intellectual Property.  Buyer shall have the right to use the Intellectual Property in advertising that cannot be changed by Buyer or its Affiliates or resellers using commercially reasonable efforts after the Closing Date subject to Seller’s approval of the advertising which shall not be unreasonably withheld.  Buyer shall comply with all applicable laws or regulations in any use of packaging or labeling containing the Intellectual Property primarily used in or related to the ownership or operation of the Pharmacies.  Buyer shall not be obligated to alter or remove the Intellectual Property primarily used in or related to the ownership or operation of the Pharmacies on goods in the hands of dealers, distributors and customers at the time of the expiration of the time period set forth herein.

8.11.         Remittance.  The parties agree that (a) in the event Buyer receives payment from any parties for services rendered by Seller on or before the Closing Date (including payment from Medicare, Medicaid and insurance programs), Buyer will remit such payment to Seller as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days) and (b) in the event Seller receives payment from any parties for services rendered by Buyer after the Closing Date (including payment from Medicare, Medicaid and insurance programs), Seller will remit such payment to Buyer as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days).

8.12.         Further Assurances; Transition Services.

(a)        At any time and from time to time at or after the Closing, Buyer and Seller agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required in order to carry out the purposes of this Agreement.

(b)        Promptly after the execution of this Agreement, Buyer and Seller will cooperate with each other to develop a detailed transition plan reflecting, among other things, the agreements regarding Transition Services included in Section 8.12(c) below.

(c)        Buyer and Seller agree that for a period of sixty (60) days following the Closing (the “Transition Services Period”), Seller shall provide to Buyer human resources, accounting, information technology (including access to any data readily available related to the Purchased Assets) or other services reasonably requested by Buyer that are comparable to and consistent with the human resources, accounting, information technology and other services provided by Seller to the Business prior to the Closing and that are reasonably necessary to facilitate a smooth transition of the ownership and operation of the Purchased Assets from Seller to Buyer (the “Transition Services”).  Notwithstanding the foregoing, Seller shall be required to provide the Transition Services only to the extent and in the manner such Transition Services were being provided in connection with Seller’s owning and operating of the Purchased Assets as of, or within the six (6) month period ending on, the Closing Date and only to the extent Seller’s personnel at such time have the expertise and available working time to provide such services.  To the extent Seller intends to terminate personnel necessary to provide the Transition Services or Seller’s personnel at such time do not have the expertise and available working time to provide such services, Seller will give Buyer reasonable advance notice thereof and Buyer may, in its sole discretion, pay the salaries of the necessary personnel in order to maintain their employment, hire or pay for the costs of hiring the required personnel, or use its own employees in order to ensure the availability of the Transition Services, and Seller will afford such personnel with all access necessary to do so.  Buyer shall reimburse Seller for all expenses incurred in connection therewith.  Buyer and Seller shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services.

8.13.         Access to Records. From the Closing Date through the third anniversary of the Closing Date, Seller shall afford to Buyer and, upon request, Buyer’s counsel, accountants and other representatives, reasonable access at reasonable times and occasions to access and inspect information not included in the Purchased Assets but relating to the Purchased Assets, the Business, any Transferred Employee, or a claim by Buyer for indemnification pursuant to Section 9.1 if and to the extent Seller is legally required to maintain records relating to such information.   In the event that Seller is not legally required to maintain such records or information through the third anniversary of the Closing Date and determines to dispose of such records or information, Seller shall provide Buyer with reasonably advanced notice of such disposal and an opportunity to copy or take possession of such records or information.

8.14.         Estoppels.  Within two (2) business days after the date hereof, Seller shall deliver a Landlord Estoppel Certificate to each of the landlords of the leases identified on Exhibit C hereto in the form attached hereto as Exhibit H or otherwise reasonably acceptable to Buyer (the “Landlord Estoppel Certificates”) and shall use commercially reasonable efforts to cause each of the landlords of the leases identified on Exhibit C hereto to complete and execute an estoppel certificate substantially in the form of the Landlord Estoppel Certificate or otherwise reasonably acceptable to Buyer and return them to Seller as may be required under the leases.  Seller shall deliver each signed Landlord Estoppel Certificate to Buyer promptly after Seller receives it.  Within five (5) days after the date this Agreement has been fully executed, Seller shall deliver to Buyer completed Tenant/Seller Estoppel Certificates for each of the leases identified on Exhibit C hereto in the form attached hereto as Exhibit I (the “Tenant Estoppel Certificates”).

8.15.         Approval; Consent and Meeting of Shareholders.  The Board of Directors of Nyer, at a meeting duly called and held, has unanimously adopted resolutions: (a) determining that the terms of this Agreement and the transactions contemplated hereby are fair and in the best interests of Nyer and its stockholders, and declaring it advisable to, to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby and any related matters involving Seller, and (c) recommending that the stockholders of Nyer approve the adoption of this Agreement.

8.16.         Public Disclosures.  The parties and their respective Affiliates will consult with each other and agree on the contents and timing of issuance, before issuing any press release or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by any listing agreement with a stock exchange, rules/regulations of the SEC or, in the good faith judgment of a party based on advice of counsel, by applicable law, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

8.17.         Break-Up Fee and Expense Reimbursement.

(a)        In the event that after the date hereof and prior to the receipt of Nyer Shareholder Approval, Seller or Nyer receives an unsolicited bona fide written proposal for a transaction by a third party or a tender offer initiated by a third party, in each case, pursuant to which the economic consideration shall be at least $350,000.00 greater than the sum of (i) $17,750,000.00, plus (ii) the Prepaid Rent Amount and plus (iii) the Parata Equipment Amount (an “Alternate Transaction”), Seller or Nyer may furnish non-public information to, and negotiate with, such third party; provided however, that Seller or Nyer provide Buyer with written notice as provided below and shall pay to Buyer (i) a break-up fee (the “Break-Up Fee”) in the amount of $300,000.00 and (ii) an amount equal to all of the actual out-of-pocket expenses, up to a total of $200,000.00, incurred by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement (the “Expense Reimbursement”), which such amounts shall be paid to Buyer in accordance with Section 11.2(b).  Nothing in this Section 8.17 shall prohibit the Board of Directors of Nyer from refusing to make, withdrawing, qualifying, conditioning, or modifying its recommendation of the transactions contemplated by this Agreement if, prior to the Closing Date, there exists an Alternate Transaction and the Board of Directors of Nyer determines in good faith that any failure to do so would be inconsistent with the best interests of the shareholders of Nyer; provided, however, that the Board of Directors of Nyer has provided Buyer with five business days prior written notice of its intent to effect such withdrawal, modification, qualification, conditioning or refusal to recommend (which such notice shall include reasonable details regarding the cause for, and the nature of, such withdrawal, modification, qualification, conditioning or refusal to recommend).  If Seller or its Affiliate enters into such Alternate Transaction, this Agreement shall terminate but for the confidentiality obligations and the obligation of Seller to pay the Break-Up Fee and Expense Reimbursement as provided herein.  The Break-Up Fee and Expense Reimbursement are intended to compensate Buyer and its Affiliates for the time and expense dedicated to this transaction.

(b)        Seller and Nyer shall as promptly as practicable after, and in any event not later than five days after the date hereof, request and thereafter use its reasonable best efforts to obtain the return or destruction (and certification thereof) of all confidential material provided to other persons interested in pursuing a transaction with Seller or Nyer or who otherwise expressed interest as a potential bidder or as an advisor or representative to a potential bidder during the six months preceding the date hereof.

8.18.         Proxy Statement.  If the adoption of this Agreement by the stockholders of Nyer is required under applicable law in order to consummate this transaction and the transactions contemplated thereby, Nyer shall, as promptly as practicable, and in any event within thirty (30) days following the date hereof, prepare and file with the SEC the Proxy Statement.  Nyer shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments.  Nyer shall notify Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Buyer with copies of all correspondence between Nyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement.  Nyer shall cooperate and provide Buyer with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto).  Nyer shall use commercially reasonable efforts to cause all documents that Nyer is responsible for filing with the SEC or other regulatory authorities under this Section 8.18 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  If at any time prior to the Closing Date, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed by Nyer with the SEC and disseminated by Nyer to the stockholders of Nyer. If at any time prior to the Closing Date, any information relating to Seller, Nyer, Buyer or any of their respective Affiliates or any of their respective officers or directors should be discovered by Seller, Nyer or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of Nyer.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Nyer shall provide Buyer with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by or on behalf of Buyer.

8.19.         Takeover Statute.  If Section 607.0901 or 607.0902 of the FBCA or any other “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute, regulation or law is or becomes applicable to this Agreement or the transactions contemplated hereby, Nyer and the Board of Directors of Nyer or an authorized special committee shall grant such approvals and take such other actions as may be required or reasonably necessary, to the extent permitted under such law, so that the transactions contemplated hereby may be consummated as promptly as practicable, and in any event by the End Date, on the terms and conditions set forth in this Agreement and to eliminate or minimize the effects of such statute, regulation or law on the transactions contemplated hereby.

8.20.         Shareholder Litigation. Nyer shall provide Buyer with prompt notice of and copies of all proceedings and correspondence relating to any action against Nyer, any of its subsidiaries or any of their respective directors or officers by any shareholder of Nyer arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Nyer shall give Buyer the opportunity to consult with Nyer regarding the defense or settlement of any such shareholder action, and shall give due consideration to Buyer’s advice with respect to such shareholder action.

8.21.         Parata Equipment.  The parties acknowledge and agree that, prior to the Closing Date, Seller shall purchase from Parata Systems LLC the Parata Equipment, and concurrently with such purchase, Seller shall terminate the leases related to such leased personal property.

8.22           Nyer Available Cash.  Nyer must, for a period of ninety (90) days following the Closing Date, or such longer period during which a claim made by Buyer pursuant to Section 9.1 or 9.2 remains open, retain at least $1,200,000 in available cash or cash equivalents.

ARTICLE IX

INDEMNIFICATION

9.1.           Indemnification by Seller.

(a)        Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)           any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or in any agreement or document required to be delivered by Seller hereunder or any certificate delivered by or on behalf of Seller pursuant hereto;

(ii)           any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement or in any agreement or document required to be delivered by Seller hereunder after timely noticed;

(iii)         the failure of Seller to pay, perform or discharge any Excluded Liability; and

(iv)         any and all claims from or on behalf of any former, current or future (A) holder of capital stock of, or other rights or interests in Seller or (B) creditor of Seller, in either case, arising from or relating to the execution, delivery and performance of this Agreement and/or the transactions contemplated hereby;

provided, however, that Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 9.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 (Organization and Authority), 5.4 (Title and Sufficiency) and 5.15 (Broker) (the “Seller Fundamental Representations), as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $50,000.00, and once such amount is exceeded, Seller shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

provided further, however, that the aggregate amount that Seller shall be required to indemnify and hold harmless pursuant to Section 9.1(a) (other than the Seller Fundamental Representations which shall not exceed $4,000,000.00) shall not exceed $1,200,000.00.

(b)           The indemnifications provided for in Section 9.1(a) shall terminate on the date that is ninety (90) days following the Closing Date (and no claims shall be made by any Buyer Group Member under Section 9.1(a) thereafter, other than claims made under Section 5.18 (Intellectual Property) and Section 8.10 (License of Intellectual Property) which shall terminate on the date that is twelve months following the Closing Date, but only if any current director or officer of Seller has a beneficial ownership interest in Seller’s capital stock and, other than claims made under Section 8.2 (Non-Competition) which shall terminate on the date that is three years following the Closing Date, except that the indemnifications shall continue as to any Loss or Expense arising under or related to a claim pursuant to Section 9.1(a) of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1(b), as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article IX, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article IX.

9.2.           Indemnification by Nyer.

(a)        Nyer agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)            any breach of any warranty or the inaccuracy of any representation of Nyer contained in this Agreement or in any agreement or document required to be delivered by Nyer hereunder or any certificate delivered by or on behalf of Nyer pursuant hereto;

(ii)           any breach by Nyer of any of its covenants or agreements, or any failure of Nyer to perform any of its obligations, in this Agreement or in any agreement or document required to be delivered by Nyer hereunder after timely noticed;

(iii)           the failure of Nyer to pay, perform or discharge any Excluded Liability for which Nyer is the responsible party; and

(iv)           any and all claims from or on behalf of any former, current or future (A) holder of capital stock of, or other rights or interests in Nyer or (B) creditor of Nyer, in either case, arising from or relating to the execution, delivery and performance of this Agreement and/or the transactions contemplated hereby;

provided, however, that Nyer shall not be required to indemnify and hold harmless under clause (i) of this Section 9.2(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1 (Organization and Authority), 6.4 (Vote Required) and 6.5 (Broker) (the “Nyer Fundamental Representations), as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Nyer exceeds $50,000.00, and once such amount is exceeded, Nyer shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

provided further, however, that the aggregate amount that Nyer shall be required to indemnify and hold harmless pursuant to Section 9.2(a) (other than the Nyer Fundamental Representations which shall not exceed $4,000,000.00) shall not exceed $1,200,000.00.

(b)           Nyer hereby guarantees to Buyer payment of Seller’s obligations under Section 9.1 as limited therein for the periods as provided in Section 9.2(c).

(c)           The indemnifications provided for in Section 9.2(a) shall terminate on the date that is the later of (i) ninety (90) days following the Closing Date or (ii) the filing of articles of dissolution of Nyer with the Secretary of State of the State of Florida (and no claims shall be made by any Buyer Group Member under Section 9.2(a) thereafter), except that the indemnifications shall continue as to any Loss or Expense arising under or related to a claim pursuant to Section 9.2(a) of which any Buyer Group Member has notified Nyer in accordance with the requirements of Section 9.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2(c), as to which the obligation of Nyer shall continue until the liability of Nyer shall have been determined pursuant to this Article IX, and Nyer shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article IX.

9.3.           Indemnification by Buyer.  Buyer agrees to indemnify and hold harmless Seller/Nyer Group from and against any and all Loss and Expense incurred by any of them in connection with or arising from: (i) any breach of any of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or in any agreement or document required to be delivered by Buyer hereunder or any certificate delivered by or on behalf of Buyer pursuant hereto; (ii) any breach by Buyer of any of its covenants or agreements or any failure of Buyer to perform any of its obligations, in this Agreement or in any agreement or document required to be delivered by Buyer hereunder after timely notice, and (iii) any Assumed Liability.  The indemnification provided for in this Section 9.3(i) shall terminate on the date that is twelve months after the Closing Date (and no claims shall be made by Seller/Nyer Group under this Section 9.3(i) thereafter, other than claims arising under Sections 7.1 (Organization of Buyer), 7.2 (Authorization) and Section 7.3 (Non-Contravention) which shall terminate on the date that is ninety days following the Closing Date), except that the indemnification by Buyer shall continue as to any Loss or Expense arising under or related to a claim pursuant to Section 9.3 of which Seller/Nyer Group has notified Buyer in accordance with the requirements of Section 9.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.3, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed Seller/Nyer Group for the full amount of such Loss and Expense in accordance with this Article IX.

9.4.           Notice and Determination of Claims.

(a)    The party which is entitled to indemnification hereunder (for purposes of this Section 9.4, the “Indemnified Person”) may make claims for indemnification hereunder by promptly giving written notice thereof to the party required to indemnify (for purposes of this Section 9.4, the “Indemnitor”) within the period in which indemnification claims can be made hereunder.  If indemnification is sought for a claim or liability asserted by a third party (the “Third Person Claim”), the Indemnified Person shall also give written notice thereof to the Indemnitor promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnitor of its indemnification obligation under this Article IX, unless, and then only to the extent that, the rights and remedies of the Indemnitor are materially prejudiced as a result of the failure to give, or delay in giving, such notice.  Such notice shall in good faith summarize the bases for the claim for indemnification (the “Claim Notice”) describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate or other agreement delivered pursuant hereto in respect of which such Loss or Expense shall have occurred.

(b)    Within fourteen (14) days after receiving such notice (or sooner as is reasonably necessary, in the case of a Third Person Claim), the Indemnitor shall give written notice to the Indemnified Person stating whether it in good faith disputes the claim for indemnification and whether it will defend against any Third Person Claim at its own cost and expense.  If the Indemnitor fails to give notice that it disputes an indemnification claim within 14 days after receipt of notice thereof (or sooner as is reasonably necessary, in the case of a Third Person Claim), it shall be deemed to have accepted and agreed to the claim, and the amount of indemnification to which an Indemnified Person shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final, non-appealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.5.           Indemnification as Sole Remedy.  Except as permitted under Section 12.9, and except with respect to claims for Losses and Expenses which cannot be waived as a matter of law (including fraud), the indemnity provided herein will be the sole and exclusive remedy of the Buyer Group Members and Nyer, Seller and their respective Affiliates, directors, officers, employees, attorneys and agents with respect to any and all claims for Losses and Expenses sustained, incurred or suffered, directly or indirectly, relating to or arising out of this Agreement.

ARTICLE X

CONDITIONS TO CLOSING

10.1.         Seller’s Condition to Closing.  The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by Seller:

(a)    The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);

(b)    Buyer shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Closing;

(c)    On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and no action, suit or proceeding shall have been instituted by any Person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement;

(d)    Buyer shall have delivered all documents required to be delivered under Section 4.2;

(e)    On the Closing Date, Buyer shall have paid to Seller the Closing Date Payment;

(f)     To the extent required under applicable law, rules and regulations, stock exchange rules and Nyer Board of Director resolutions a sufficient number of Nyer’s shareholders of each class of its stock shall have voted in favor of the transactions contemplated by the Agreement; and

(g)    Seller shall have received the Parata Releases executed by a duly authorized agent of Parata Systems, LLC relating to the Parata Equipment.

10.2.         Buyer’s Conditions to Closing.  The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by Buyer:

(a)    The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);

(b)    Seller shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Closing Date;

(c)    On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and no action, suit or proceeding shall have been instituted by any Person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement;

(d)    Seller shall have delivered all documents required to be delivered under Section 4.3;

(e)    Buyer shall have obtained all licenses, permits, NCPDP numbers, Medicaid or Medicare numbers, or similar items required to operate the Business (either by transfer of Seller’s Transferable Permits to the extent permitted by law or its receipt of new licenses, permits or numbers), provided, however that as soon as practicable after the date hereof  Buyer will file its application for all required licenses, numbers, or similar items required to operate the Business and thereafter shall use all commercially reasonable efforts to obtain such licenses, numbers or similar items as soon as possible; and

(f)     To the extent required under applicable law, rules and regulations, stock exchange rules and Nyer Board of Director resolutions a sufficient number of Nyer’s shareholders of each class of its stock shall have voted in favor of the transactions contemplated by the Agreement.

ARTICLE XI

TERMINATION

11.1.         Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a)    by the mutual written consent of Buyer and Seller;

(b)    by Buyer in the event of any material breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein and such material breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Seller of notice of such material breach from Buyer;

(c)    by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein and such material breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Buyer of notice of such material breach from Seller;

(d)    by either Buyer or Seller if any Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)    by either Buyer or Seller if the Closing shall not have occurred on or before one hundred thirty-five (135) days after the date hereof (or such later date as may be mutually agreed to in writing by Buyer and Seller) (the “End Date”); provided that the party seeking to exercise such right of termination has not breached its obligations hereunder in any material respect;

(f)     by either Buyer or Seller in the event Seller enters into a definitive agreement for an Alternate Transaction in compliance with Section 8.17; or

(g)    by either Buyer or Seller if the Nyer Shareholder Approval shall not have been obtained at the Nyer shareholders’ meeting, or any adjournments thereof.

11.2.         Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 11.1 hereof, all further obligations of the parties under this Agreement shall be terminated without further liability of any party or its stockholders, directors or officers to the other parties, except that (i) the parties shall perform their obligations contained in this Section 11.2 and Sections 12.7 and 12.12 and the Mutual Confidentiality and Non-Disclosure Agreement, as amended to provide at Paragraph 17 for an eighteen (18) month period prior to termination; provided that nothing in this Article XI shall relieve any party of its liability for a breach of its obligations under this Agreement, and (ii) Buyer’s right to the Break-Up Fee and Expense Reimbursement under Section 8.17 shall remain in effect notwithstanding a termination of this Agreement under Section 11.1(f).

(b)    If Buyer or Seller shall terminate this Agreement pursuant to Section 11.1(b) or (f), then Seller shall, on the date of such termination, pay to Buyer the Break-Up Fee and Expense Reimbursement.

(c)    All payments under Section 11.2(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer.

(d)    If Seller shall fail to pay the Break-Up Fee or Expense Reimbursement, then Seller shall reimburse Buyer for all reasonable costs and expenses actually incurred or accrued by Buyer (including reasonable attorneys’ fees) in connection with collection under and enforcement of Section 11.2(b) from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

ARTICLE XII

GENERAL PROVISIONS

12.1.         Survival of Obligations.  Subject to Sections 9.1, 9.2, 9.3, 9.4 and 9.5, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

12.2.         [Reserved].

12.3.         Notices.  All notices or other communications required or permitted under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

If to Seller:

D.A.W., Inc.
13 Water Street
Holliston, MA 01746
Attn:  Mark Dumouchel
Fax:   508-429-8237

If to Nyer:

Nyer Medical Group, Inc.
13 Water Street
Holliston, MA  01746
Attn:  Mark Dumouchel
Fax:    508-429-8237

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attn:  Gayle Ehrlich
Fax:  617-338-2880

If to Buyer, to:

Walgreen Co.
106 Wilmot Rd., 4th Floor, MS#1655
Deerfield, Illinois 60015
Attention: Michael Cairo
Fax: (847) 368-6577

with a copy to:

Walgreen Co.
104 Wilmot Road, 2nd Floor, MS#1425
Deerfield, Illinois 60015
Attention: John Curtin
Fax: (847) 315-4464

12.4.         Successors and Assigns; No Third Party Beneficiaries.  Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Except as set forth in Article IX, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

12.5.         Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including any confidentiality agreement between the parties or their Affiliates.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

12.6.         Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.7.         Expenses.  Except for the Shared Expenses, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.    For administrative convenience, Buyer agrees to pay and be liable for the Shared Expenses.  In consideration therefore, the parties agree that Buyer will be reimbursed, through a credit against the Purchase Price, equal to one-half of the Shared Expenses.  On or before the tenth (10th) business day after the Closing Date or such other date as mutually agreed by the parties but as soon thereafter as practicable, all rent (including without limitation percentage rent), real estate taxes, common area charges, utility charges, and other obligations due and payable by Seller under the leases identified on Exhibit C hereto, shall be prorated as of the Closing Date with respect to each lease identified on Exhibit C hereto (collectively the “Prorated Charges”).  Whenever possible, such prorations shall be based on actual, current payments by Seller and to the extent such actual amounts are not available, such prorations shall be estimated as of the Closing Date based on actual amounts for the most recent comparable billing period.  When the actual amounts become known, such prorations shall be recalculated by Buyer and Seller, and Buyer or Seller shall make any additional payment or refund, as the case may be, so that the correct prorated amount is paid by each of Buyer and Seller.

12.8.         Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.9.         Injunctive Relief; Remedies.

(a)    The parties agree that any breach or threatened breach by Seller of or its Affiliates of this Agreement, including Section 8.2, would result in substantial and irreparable damage to Buyer, the amount of which would be difficult, if not impossible, to ascertain.  Therefore, Seller agrees that in the event of any such breach or threatened breach thereof, Buyer shall have the right to enforce this Agreement by preliminary or permanent injunctive or other relief in equity, without the necessity of proving any actual damages or providing any bond or other security.  The right of Buyer to obtain injunctive or other equitable relief to enforce the terms hereof shall be in addition to all other rights and remedies it may otherwise have at law, in equity, or otherwise.  Such right to obtain injunctive or other equitable relief may be exercised, at the option of Buyer, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which Buyer may have as a result of any breach or threatened breach of any of the terms hereof.

(b)    The prevailing party or parties in any action brought to enforce any provision of this Agreement shall be entitled to recover all reasonable attorneys’ fees and disbursements and other out-of-pocket costs incurred in connection therewith.

12.10.       Compliance with Law.  Seller acknowledges that Buyer intends to (a) comply with applicable law in its exercise of all rights under this Agreement, including its rights under Sections 8.5 and 8.7 and (b) restrict competitively sensitive information to Buyer’s employees who are not involved in sales, marketing or pricing of business operations that compete with Seller.  If provided with reasonable notice of procedures being implemented by Buyer to facilitate such compliance, Seller agrees to use commercially reasonable efforts to observe such procedures.  Buyer acknowledges that it intends to comply with all applicable privacy laws and any applicable privacy policies of Seller relating to the handling of customer information and data.

12.11.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

12.12.                      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF FLORIDA MANDATORILY APPLY.  EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY  IN A UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE (THE “CHOSEN COURTS”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 12.3 OF THIS AGREEMENT AND (V) ACKNOWLEDGES THAT THE OTHER PARTIES WOULD BE IRREPARABLY DAMAGED IF ANY OF THE PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS AND THAT ANY BREACH OF THIS AGREEMENT COULD NOT BE ADEQUATELY COMPENSATED IN ALL CASES BY MONETARY DAMAGES ALONE AND THAT, IN ADDITION TO ANY OTHER RIGHT OR REMEDY TO WHICH A PARTY MAY BE ENTITLED, AT LAW OR IN EQUITY, IT SHALL BE ENTITLED TO ENFORCE ANY PROVISION OF THIS AGREEMENT BY A DECREE OF SPECIFIC PERFORMANCE AND TO TEMPORARY, PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF TO PREVENT BREACHES OR THREATENED BREACHES OF ANY OF THE PROVISIONS OF THIS AGREEMENT, WITHOUT POSTING ANY BOND OR OTHER UNDERTAKING.

12.13.                      Nyer Sections.  Nyer shall be bound to this Agreement as and to the extent provided in each of the following sections: 4.3(d), 6.1 through 6.11, 8.2, 8.5(b), 8.6, 8.15 through 8.20, 8.22, 9.2, 9.4, 9.5, 12.1, 12.3, 12.12 and 12.13.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:

WALGREEN EASTERN CO., INC.

By:	/s/ Robert M. Silverman
Name: Robert M. Silverman
Title: Vice President

SELLER:

D.A.W., INC.

By:	/s/ Mark A. Dumouchel
Name: Mark A. Dumouchel
Title: President

Solely with respect to those sections specifically identified herein:

NYER MEDICAL GROUP, INC.

By:	/s/ Mark A. Dumouchel
Name: Mark A. Dumouchel
Title: President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT INDEX

Exhibits

Exhibit A	Operate Location Pharmacies

Exhibit B	Non-Operate Location Pharmacies

Exhibit C	List of Assumed Real Estate Leases

Exhibit D	Bill of Sale

Exhibit E	Power of Attorney

Exhibit F	Inventory Procedures

Exhibit G	Customer Notification Letter

Exhibit H	Form of Landlord Estoppel Certificate

Exhibit I	Form of Tenant Estoppel Certificate

Exhibits J-1 through J-8	Assignment and Assumption of Real Estate Lease

Exhibits K	Real Estate Security Deposits

EXHIBIT A

OPERATE LOCATION PHARMACIES

Store	Store Address	City and State
1	47 Elm Street	Danvers, MA
2	89 Pleasant Street	Marblehead, MA
3	416 Watertown Street	Newton, MA
4	533 Columbia Road	Dorchester, MA
5	266 Washington Street	Wellesley, MA
6	397 Boston Post Road	Weston, MA
7	683 High Street	Westwood, MA
8	675 Main Street	Woburn, MA

EXHIBIT B

NON-OPERATE LOCATION PHARMACIES

Store	Store Address	City and State
1	111 Canal Street	Salem, MA
2	76 Prospect Street	Gloucester, MA
3	19 N. Main Street	Sherborn, MA
4	415 Columbia Road	Dorchester, MA

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Asset Purchase Agreement have been omitted from this Exhibit 2.1:

Disclosure Schedules

Schedule 3.5
Schedule 5.5
Schedule 5.7
Schedule 5.9
Schedule 5.11(a)
Schedule 5.11(b)
Schedule 5.14(a)
Schedule 5.17
Schedule 5.18
Schedule 6.7(a)(iv)
Schedule 6.8
Schedule 6.10
Schedule 6.11
Schedule 8.1(b)
Schedule 8.2(a)
Purchase Price Allocation
Seller Operations Data
Prescription Data
Parata Equipment
Employee Data Schedule
Employee Plans
Permits
Affiliate Transactions
Intellectual Property
Nyer Tax Extension
Nyer Financial Statements
Nyer Employee Plans
Nyer Intellectual Property
Retained Employees
Non-Competition Exception Locations

Schedules referenced in the Asset Purchase Agreement that are not listed above contain no information and have accordingly been omitted from the above list.

Exhibits

Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibits J-1 through J-8 Exhibits K
List of Assumed Real Estate Leases
Bill of Sale
Power of Attorney
Inventory Procedures
Customer Notification Letter
Form of Landlord Estoppel Certificate
Form of Tenant Estoppel Certificate
Assignment and Assumption of Real Estate Lease
Real Estate Security Deposits